                                            RULE NO. 424(b)(5)
                                            REGISTRATION NO. 33-46916
                                                             33-40163
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+   THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT.   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 27, 1998

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 27, 1998

                                  $400,000,000

                               LOGO UNITED
                                    TECHNOLOGIES

                              % NOTES DUE     , 2028

                                  -----------

  Interest on the Notes is payable on       and       of each year, commencing
    , 1999. The Notes are not redeemable at the option of the Company or repayable at the option of any holder prior to maturity, and will not provide for any sinking fund.

  The Notes will be registered in the name of Cede & Co., as registered owner and as nominee for The Depository Trust Company ("DTC"), New York, New York. Beneficial interests in the Notes will be shown on, and transfers will be effected only through, records maintained by DTC (with respect to its participants' interests) and its participants. Except as described herein, the Notes will not be issued in certificated form. Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of the Notes".

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
   OFFENSE.

                                  -----------

                                    INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                  OFFERING PRICE (1) DISCOUNT (2) COMPANY (1)(3)
                                  ------------------ ------------ --------------
Per Note.........................         %               %             %
Total............................       $               $             $

-----
(1) Plus accrued interest, if any, from      , 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $336,000.

                                  -----------

  The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities
of DTC, on or about      , 1998, against payment therefor in immediately
available funds.

GOLDMAN, SACHS & CO.
                 MERRILL LYNCH & CO.
                                                            SALOMON SMITH BARNEY

                                  -----------

             The date of this Prospectus Supplement is      , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  This Prospectus Supplement and the documents incorporated by reference herein contain forward-looking statements which reflect the Company's current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. Other written or oral statements made by or on behalf of the Company may also include forward-looking statements. All such forward-looking statements are subject to uncertainties, risks and other factors that could affect the Company's operations, products and markets and cause actual results, performance or achievements of the Company to differ materially from those made, implied, projected, forecasted or estimated by or in such forward-looking statements. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and other important factors that may affect the Company's operations, products and markets and could cause actual results to vary materially from those anticipated in the forward-looking statements, see the discussion included under the headings "Description of Business by Industry Segment," "Other Matters Relating to the Corporation's Business as a Whole" and "Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. These forward-looking statements are based upon a series of projections and estimates regarding the economy, the aerospace, building systems and automotive industries throughout the world and the effects of federal, state and local regulations on the industry in general and within the markets of the Company and its subsidiaries.

                                  THE COMPANY

  The Company provides high technology products to the aerospace, building systems and automotive industries throughout the world. The Company conducts its business within five principal industry segments. The operating units of the Company are grouped based upon the industry segment in which they participate. The units participating in each industry segment and their respective principal products are as follows:

  . OTIS offers a wide range of elevators, escalators, moving walks and shuttle systems and related installation, maintenance and repair services; and modernization products and services for elevators and escalators.

  . CARRIER provides heating, ventilating and air conditioning (HVAC) equipment for commercial, industrial and residential buildings; HVAC replacement parts and services; building controls; and commercial, industrial and transport refrigeration equipment.

  . AUTOMOTIVE manufactures automotive electrical distribution systems; DC electric motors and actuators; motor driven cooling fan modules; electromechanical and electronic controls, switches and components; automotive interior trim systems and components; insulation and acoustical materials and systems; and automotive exterior trim.

  . PRATT & WHITNEY provides large and small commercial and military jet engines, spare parts and product support; specialized engine maintenance and overhaul and repair services for airlines, air forces and corporate fleets; rocket engines and space propulsion systems; and industrial gas turbines.

  . FLIGHT SYSTEMS is made up of Sikorsky and Hamilton Standard. Sikorsky offers military and commercial helicopters and maintenance services. Hamilton Standard offers engine and flight controls, propellers, environmental controls for aircraft, spacecraft and submarines, space life support systems, fuel cells and microelectronics.

  United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, "Company" means United Technologies Corporation and its consolidated subsidiaries. The Company's principal executive offices are located at United Technologies Building, One Financial Plaza, Hartford, Connecticut, 06101, telephone (860) 728-7000.

  The Notes will be obligations of the Company and not of any segment, group or subsidiary of the Company.

                              RECENT DEVELOPMENTS

  Consolidated revenues for the first six months of 1998 were $12.8 billion, an increase of 3% over the same period of 1997, reflecting revenue growth at Carrier, Pratt & Whitney and Flight Systems.

  Research and development expenses for the first six months of 1998 were $628 million, an increase of $41 million (7%) compared to 1997. The increase is due to higher expenses in all segments, but principally Pratt & Whitney and UT Automotive.

  Net income was $620 million for the first six months of 1998, a 17% increase over $528 million for the same period of 1997. Net income for the first six months of 1998 includes restructuring charges at Carrier and Otis and costs of Pratt & Whitney's repurchase of a small interest from a participant in a commercial engine program. These charges were partially offset by a gain at Pratt & Whitney resulting from the settlement of a contract dispute with the U.S. government.

  Net debt (total debt less cash) was $824 million and net debt to total capitalization was 16% at June 30, 1998, compared with $320 million and 7%, respectively at June 30, 1997. Debt to total capitalization was 26% at June 30, 1998, compared with 29% at June 30, 1997.

  Acquisitions in the first six months of 1998 totaled $434 million, including Pratt & Whitney's investment in an overhaul and repair joint venture in Singapore, Hamilton Standard's purchase of a French aerospace components manufacturer and Carrier's investment in an air conditioning manufacturer in the Philippines.

  During the first six months of 1998, the Company repurchased 3.1 million shares of common stock for $277 million.

                                USE OF PROCEEDS

  The Company will use the net proceeds from the offering of the Notes for general corporate purposes, including possible acquisitions and repurchases of the Company's common stock.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

  The following tables contain selected consolidated financial information for the Company for the periods presented. The statement of operations and balance sheet data as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The selected consolidated financial information for the five years ended December 31, 1997 has been obtained from the consolidated financial statements of the Company, which have been audited by PricewaterhouseCoopers LLP. This financial information should be read in conjunction with such consolidated financial statements and the notes thereto. The selected financial information as of and for the six months ended June 30, 1997 and 1998 has been derived from unaudited financial statements of the Company that in the opinion of the Company include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of future results. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

                            SIX MONTHS
                               ENDED                      YEARS ENDED
                             JUNE 30,                    DECEMBER 31,
                          ----------------  -------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                          -------  -------  -------  -------  -------  -------  -------
                                IN MILLIONS OF DOLLARS (EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS
 DATA
Revenues................  $12,776  $12,417  $24,713  $23,512  $22,802  $21,197  $21,081
Research and
 development............      628      587    1,187    1,122      963      978    1,137
Segment operating profit
 margins................      9.5%     8.8%     8.9%     8.5%     7.9%     7.4%     6.2%
Net income..............      620      528    1,072      906      750      585      487
                          AS OF JUNE 30,              AS OF DECEMBER 31,
                          ----------------  -------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                          -------  -------  -------  -------  -------  -------  -------
BALANCE SHEET DATA
Working capital.........  $ 1,931  $ 2,581  $ 1,937  $ 2,398  $ 2,395  $ 1,799  $   902
Total assets............   17,458   17,031   16,719   16,745   15,958   15,624   15,618
Long-term debt,
 including current
 portion................    1,321    1,472    1,398    1,534    1,747    2,041    2,179
Total debt..............    1,542    1,733    1,615    1,785    2,041    2,443    2,959
  Debt to total
   capitalization.......       26%      29%      28%      29%      34%      39%      45%
Net debt (total debt
 less cash).............      824      320      860      658    1,141    2,057    2,538
  Net debt to total
   capitalization.......       16%       7%      17%      13%      22%      35%      41%
ESOP preferred stock,
 net....................      452      441      450      434      398      339      176
Shareowners' equity.....    4,291    4,333    4,073    4,306    4,021    3,752    3,598


                                        YEARS ENDED DECEMBER 31,
                              -------------------------------------------------
                                  TOTAL REVENUES          OPERATING PROFITS
                              -------------------------  ----------------------
                               1997     1996     1995     1997    1996    1995
                              -------  -------  -------  ------  ------  ------
BUSINESS SEGMENT FINANCIAL
 DATA
Otis........................  $ 5,548  $ 5,595  $ 5,287  $  465  $  524  $  511
Carrier.....................    6,056    5,958    5,456     458     422     354
UT Automotive...............    2,987    3,233    3,061     173     196     180
Pratt & Whitney.............    7,402    6,201    6,170     816     637     530
Flight Systems..............    2,804    2,596    2,899     301     244     220
Corporate items and elimina-
 tions......................      (84)     (71)     (71)    (23)    (21)      2
Total segment...............  $24,713  $23,512  $22,802  $2,190  $2,002  $1,797

                           DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus. For purposes of this section, the "Company" means United Technologies Corporation and not its consolidated subsidiaries.

  The Notes will be limited to $400 million aggregate principal amount and
will mature on    , 2028. The Notes will be issued only in book-entry form in denominations of $1,000 and integral multiples thereof. The Notes will bear interest at the rate per annum shown on the cover of this Prospectus
Supplement from    , 1998 or from the most recent Interest Payment Date to
which interest has been paid or provided for, payable semiannually on     and
    of each year, commencing    , 1999, to the person in whose name a Note (or
any predecessor Note) is registered at the close of business on     or    , as
the case may be, next preceding such Interest Payment Date. The Notes are not redeemable at the option of the Company or repayable at the option of any holder prior to maturity and will not provide for any sinking fund.

  The Notes are subject to defeasance and covenant defeasance by the Company if certain conditions are satisfied. See "Description of Debt Securities-- Defeasance and Covenant Defeasance" in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

  The Notes will be issued in the form of one or more fully registered global securities (the "Global Securities") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to the Depositary or a nominee of the Depositary.

  The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of institutions that have accounts with the Depositary or its nominee ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the Commission.

  Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Securities to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of interests in the Global Securities will be shown on and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Securities through such participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in the Global Securities.

  So long as the Depositary, or its nominee, is the registered holder and owner of the Global Securities, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Notes for all purposes of such Notes and for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Securities will not be entitled to have the Notes represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture or the Global Securities. Accordingly, each person owning a beneficial interest in the Global Securities must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Notes under the Indenture or the Global Securities. The Company understands that under existing industry practice, in the event it requests any action of holders of Notes or an owner of a beneficial interest in the Global Securities desires to take any action that the Depositary, as the holder of the Global Securities, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal and interest on Notes represented by the Global Securities registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Securities.

  The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Securities, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Securities as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. None of the Company (including, without limitation, The State Street Bank and Trust Company, as Paying Agent and/or Securities Registrar), the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

  Unless and until they are exchanged in whole or in part for certificated Notes in definitive form, the Global Securities may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

  A Global Security representing Notes is exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its sole discretion determines that such Global Security shall be exchangeable for definitive Notes in registered form, or (c) there shall have occurred and be continuing an Event of Default with respect to the Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, and in authorized denominations. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                                    PRINCIPAL
                                                                      AMOUNT
                                UNDERWRITER                          OF NOTES
                                -----------                        ------------
    Goldman, Sachs & Co........................................... $
    Merrill Lynch, Pierce, Fenner & Smith
          Incorporated............................................
    Salomon Brothers Inc .........................................
                                                                   ------------
      Total....................................................... $400,000,000
                                                                   ============

  Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are obligated to take and pay for all the Notes if any are taken.

  The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed % of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

  In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage in, investment banking and/or commercial banking transactions with the Company.

                             VALIDITY OF THE NOTES

  The validity of the Notes will be passed upon for the Company by Shearman & Sterling, New York, New York and for the Underwriters by Sullivan & Cromwell, New York, New York.

PROSPECTUS

                        UNITED TECHNOLOGIES CORPORATION

                        DEBT SECURITIES, DEBT WARRANTS,
                  CURRENCY WARRANTS AND STOCK-INDEX WARRANTS

  United Technologies Corporation (the "Company") intends to offer from time to time its (i) unsubordinated non-convertible debt securities ("Debt Securities"), (ii) warrants to purchase Debt Securities ("Debt Warrants"),
(iii) warrants to receive from the Company the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") and to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") such foreign currencies or units of two or more foreign currencies as shall be designated by the Company at the time of offering, and (iv) warrants ("Stock-Index Warrants") entitling the holders thereof to receive, upon exercise, an amount in cash determined by reference to decreases ("Stock-Index Put Warrants") or increases ("Stock-Index Call Warrants") in the level of a specified stock index (the "Stock Index") which may be based on one or more U.S. or foreign stocks or a combination thereof (the "Underlying Stocks"), in an aggregate amount of up to $871,050,000 (such amount being the aggregate issue price of all warrants issued, the principal face amount of all Debt Securities issued at their principal face amount and the issue price rather than the principal amount of any Debt Securities issued at original issue discount and the exercise price of any Debt Securities issuable upon the exercise of a Debt Warrant). The Debt Securities, Debt Warrants, Currency Warrants and Stock-Index Warrants, which are collectively called the "Securities," may be offered either together or separately and in one or more series, in amounts, at prices and on terms to be determined at the time of the offering. Each issue of Securities may vary, where applicable, as to aggregate principal amount, maturity date, public offering or purchase price, interest rate or rates and timing of payments thereof, provision for redemption or sinking fund requirements, if any, exercise provisions, currencies of denomination or currencies otherwise applicable thereto, selection of stock indices and any other variable terms and methods of distribution. The specific terms with regard to the Securities in respect of which this Prospectus is being delivered are set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement").

  The Debt Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Securities may be sold directly, or through agents designated from time to time, or through underwriters or dealers. If any agents of the Company, or any underwriters, are involved in the sale of the Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.

                               ----------------

                 THE DATE OF THIS PROSPECTUS IS JULY 27, 1998

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER OR THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus contains information concerning the Company but does not contain all of the information set forth, or incorporated by reference, in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 in connection with the offering of the Securities. Such reports, proxy or information statements, Registration Statement and exhibits and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, NY 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company has securities listed on the New York Stock Exchange and such reports, proxy or information statements, Registration Statement and exhibits and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 1-812) are hereby incorporated by reference in this Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31,
    1997.

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and for the quarter ended June 30, 1998.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO:
WILLIAM H. TRACHSEL, SENIOR VICE PRESIDENT AND SECRETARY, UNITED TECHNOLOGIES CORPORATION, UNITED TECHNOLOGIES BUILDING, HARTFORD, CONNECTICUT 06101, TELEPHONE (860) 728-7000.

                                  THE COMPANY

  The Company provides high technology products to the aerospace, building systems and automotive industries throughout the world. The Company conducts its business within five principal industry segments. The operating units of the Company are grouped based upon the industry segment in which they participate. The units participating in each industry segment and their respective principal products are as follows:

  . OTIS offers a wide range of elevators, escalators, moving walks and shuttle systems and related installation, maintenance and repair services; and modernization products and services for elevators and escalators.

  . CARRIER provides heating, ventilating and air conditioning (HVAC) equipment for commercial, industrial and residential buildings; HVAC replacement parts and services; building controls; and commercial, industrial and transport refrigeration equipment.

  . AUTOMOTIVE manufactures automotive electrical distribution systems; DC electric motors and actuators; motor driven cooling fan modules; electromechanical and electronic controls, switches and components; automotive interior trim systems and components; insulation and acoustical materials and systems; and automotive exterior trim.

  . PRATT & WHITNEY provides large and small commercial and military jet engines, spare parts and product support; specialized engine maintenance and overhaul and repair services for airlines, air forces and corporate fleets; rocket engines and space propulsion systems; and industrial gas turbines.

  . FLIGHT SYSTEMS is made up of Sikorsky and Hamilton Standard. Sikorsky offers military and commercial helicopters and maintenance services. Hamilton Standard offers engine and flight controls, propellers, environmental controls for aircraft, spacecraft and submarines, space life support systems, fuel cells and microelectronics.

  United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, "Company" means United Technologies Corporation and its consolidated subsidiaries. The Company's principal executive offices are located at United Technologies Building, One Financial Plaza, Hartford, Connecticut, 06101, telephone (860) 728-7000.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                           SIX MONTHS
                                              ENDED
                                            JUNE 30,   YEARS ENDED DECEMBER 31,
                                           ----------- ------------------------
                                           1998  1997  1997 1996 1995 1994 1993
                                           ----- ----- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges........  7.93  7.17 7.11 5.88 4.93 3.78 3.33

  For purposes of computing the ratio of earnings to fixed charges, Earnings are divided by Fixed Charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests for the Company and its subsidiaries plus Fixed Charges, minus interest capitalized, plus amortization of interest capitalized. Fixed Charges represent interest paid or accrued on indebtedness of the Company and its subsidiaries (including interest capitalized) plus one-third (the proportion deemed representative of the interest factor) of rents.

                                USE OF PROCEEDS

  Except as otherwise provided in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used for general corporate purposes.

  From time to time, the Company may engage in additional public or private financings of a character and amount which the Company may deem appropriate.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under the Indenture (as modified by the Trust Indenture Reform Act of 1990, the "Indenture"), dated as of April 1, 1990, as supplemented from time to time, between the Company and State Street Bank and Trust Company (as successor to The Connecticut National Bank), as trustee, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of the Indenture and summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture. Section references herein are references to particular provisions of the Indenture. Capitalized terms used in this Description of Debt Securities but not defined herein have the meanings ascribed to such terms in the Indenture. For purposes of this section, the "Company" means United Technologies Corporation and not its consolidated subsidiaries.

  The particular terms of each issue of Debt Securities, as well as any modifications or additions to the general terms of the Indenture which may be applicable in the case of such Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities reference must be made both to the Prospectus Supplement relating thereto and to the following description.

  Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the particular Debt Securities being offered thereby, including, where applicable: (1) the title of such Debt Securities;
(2) any limit upon the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount for which such Debt Securities will be issued; (4) the date or dates, or the method by which such date or dates shall be determined or extended, on which the principal of such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities shall bear interest, if any; (6) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the date on which payment of any such interest will be payable on any Registered Security and the Regular Record Dates for such Interest Payment Dates and the basis on which any interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (7) the place or places where the principal of (and premium, if any) and any interest on such Debt Securities shall be payable; (8) the place or places where any Registered Securities may be surrendered for registration of transfer, such Debt Securities may be surrendered for exchange, and notices or demands to or upon the Company in respect of such Debt Securities may be served; (9) the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, such Debt Securities may be redeemed in whole or in part, at the option of the Company; (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (11) the currency, currencies or currency unit or composite currency in which such Debt Securities shall be denominated and/or in which the principal of (and premium, if any) or interest on such Debt Securities will be payable; (12) whether the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (13) whether the Company or a Holder may elect payment of the principal of (and premium, if any) or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency other than that in which such Debt Securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the coin or currency, currencies, currency unit or units or composite currency in which such Debt Securities are denominated or stated to be payable and the coin or currency, currencies, currency unit or units or composite currency in which such Debt Securities are to be so payable; (14) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture as originally executed; (15) the applicability, if at all, to such Debt Securities of the provisions of Article Fourteen of the Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article; (16) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified; (17) the designation of any security registrars, paying agents, depositories or exchange rate agents for such Debt Securities; (18) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both, whether any such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, and whether Registered Securities may be exchanged for Bearer Securities (if permitted by applicable laws and regulations) and the circumstances under which and the place or places where such exchanges, if permitted, may be made; (19) the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid; (20) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for the Debt Securities to be authenticated and delivered; (21) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 1010 of the Indenture on such Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); and (22) any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of such Debt Securities not inconsistent with the provisions of the Indenture. In addition, principal, premium, if any, and interest, if any, will be payable, and such Debt Securities will be transferable, in the manner described in the accompanying Prospectus Supplement.

  If any series of Debt Securities are sold for, are payable in or are denominated in one or more foreign currencies, currency units or composite currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to such series of Debt Securities and such currencies, currency units or composite currencies shall be set forth in the Prospectus Supplement relating thereto.

  There is no requirement that future issues of debt securities of the Company be issued under the Indenture, and the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.

GENERAL

  The Indenture provides that the Debt Securities referred to on the cover page of this Prospectus and additional unsubordinated, unsecured debt securities of the Company unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case as authorized from time to time by the Board of Directors of the Company (Section 301). The Debt Securities referred to on the cover page of this Prospectus and any such additional debt securities so issued under the Indenture, are herein collectively referred to, while a single Trustee is acting for all holders of such debt securities, as the "Indenture Securities." The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. See also "Trustee" herein. At a time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is Trustee. The effect of the provisions contemplating that at a particular time there might be more than one Trustee acting is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate indenture.

  Each series of Debt Securities will constitute unsecured and unsubordinated obligations of the Company and will rank on a parity with each other series of Debt Securities.

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described under a separate heading respecting Original Issue Discount Securities in the Prospectus Supplement relating to any such Original Issue Discount Securities.

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Indenture Securities of a series then Outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Indenture Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of an Indenture Security denominated in one or more foreign currencies or currency units shall be deemed to be the U.S. dollar equivalent, determined on the date of original issuance of such Indenture Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Original Issue Discount Security of the amount determined as provided in (i) above) of such Indenture Security, and (iii) the principal amount that shall be deemed Outstanding of an Indenture Security the terms of which provide that the principal amount thereof payable at Stated Maturity may be more or less than the principal face amount thereof at original issuance (an "Indexed Security") shall be deemed to be the principal face amount of such Indenture Security at original issuance (Section 101).

DENOMINATIONS, REGISTRATION AND TRANSFER

  Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. The Indenture also provides that

Debt Securities of a series may be issuable in global form. Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have interest coupons attached (Sections 201, 203).

  Unless otherwise provided in the Prospectus Supplement, Registered Securities denominated in U.S. dollars, other than Registered Securities issued in global form (which may be of any denomination), will be issued in denominations of $1,000 and integral multiples thereof and Bearer Securities denominated in U.S. dollars, other than Bearer Securities issued in global form (which may be of any denomination), will be issued in denominations of $5,000 (Section 302).

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If (but only if) provided in the Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series may be converted into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities during the period (i) on and from a Regular Record Date and before the opening of business at such office or agency on the relevant Interest Payment Date or (ii) on and from a Special Record Date and before the opening of business at such office or agency on the related proposed date for payment of Defaulted Interest, shall be surrendered without the coupon relating to such Interest Payment Date or proposed date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities (Section
305).

  Debt Securities may be presented for exchange or conversion as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the corporate trust office of the Trustee or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum to cover any tax or other governmental charge payable in connection therewith (Section 305). Such transfer, conversion or exchange will be effected upon the Trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement refers to any transfer agents (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable as both Registered Securities and as Bearer Securities, the Company will be required to maintain (in addition to the Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

  In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of, exchange or convert Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption or (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption (Section 305).

PAYMENT, PAYING AGENTS AND EXCHANGE RATE AGENTS

  Unless otherwise provided in the Prospectus Supplement, principal, premium, if any, and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of one or more Paying Agents outside the United States as the Company may designate from time to time (Section 1002). At the option of the Holder, such payment on Bearer Securities also may be made by transfer to an account maintained by the payee with a bank located outside the United States (Section 307). Unless otherwise provided in the Prospectus Supplement, payment of interest on any Bearer Securities on or before Maturity will be made only against surrender of the several coupons for such interest installments as are evidenced thereby as they severally mature (Section 1001). Unless otherwise provided in the Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States, provided, however, that payments of principal, premium, if any, and interest, if any, on Bearer Securities payable in Dollars will be made at the office of the Company's Paying Agent in The City of New York if (but only if) payment of the full amount thereof in Dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions (Section 1002).

  Unless otherwise provided in the Prospectus Supplement, principal, premium, if any, and interest, if any, on Registered Securities will be payable at any office or agency to be maintained by the Company in The City of New York, except that at the option of the Company interest may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register (Sections 307 and 1002). Unless otherwise provided in the Prospectus Supplement, payment of any installments of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest (Section 307).

  Any Paying Agent in the United States and any Paying Agent outside the United States initially designated by the Company for the Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in The City of New York for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the limited circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series (Section 1002).

  Unless otherwise provided in the Prospectus Supplement, with respect to any series of Debt Securities denominated or payable in one or more foreign currencies, currency units or composite currencies, the Company will maintain one or more Exchange Rate Agents for the purpose of making such foreign exchange determinations as are or may be specified in this Prospectus and the Prospectus Supplement (Sections 313 and 1002).

  All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal, premium, if any, or interest, if any, on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security or any related coupon will thereafter look only to the Company for payment thereof (Section 1003).

CERTAIN MATTERS

  The Indenture does not limit the amount of unsecured indebtedness of the Company or any Subsidiary or limit the payment of dividends by the Company or its acquisition of any of its equity securities. Except as may be included in a supplemental indenture covering a specific series of offered Debt Securities and described in a Prospectus Supplement applicable to such offered Debt Securities, there are no covenants or any other provisions which may afford holders of Debt Securities protection in the event of a highly leveraged transaction which may or may not result in a change of control of the Company, other than the protections which may otherwise be afforded holders as a result of the operation of the covenants described below under "Liens", "Sales and Leasebacks" and "Restriction on Merger and Sales of Assets".

LIENS

  So long as any Debt Securities are Outstanding under the Indenture, (i) the Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any Principal Property owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary, and (ii) the Company will not itself, and will not permit any Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any shares of stock or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary without, in any event described in the foregoing clause (i) or (ii), equally and ratably securing the Indenture Securities, unless after giving effect thereto (x) the aggregate principal amount of such secured Debt then outstanding plus (y) the Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of sale and leaseback transactions described below involving Principal Properties entered into after the date of the first issuance by the Company of securities issued pursuant to the Indenture, other than such transactions as are permitted as described in clause (b) under "Sales and Leasebacks," would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for purposes of this restriction, Debt secured by permitted Liens, including (a) Liens existing as of the date of the first issuance by the Company of securities issued pursuant to the Indenture, (b) Liens existing on any property of or shares of stock or Debt of any corporation at the time it becomes a Wholly-Owned Domestic Manufacturing Subsidiary, or arising thereafter pursuant to contractual commitments entered into prior to such corporation's becoming a Wholly-Owned Domestic Manufacturing Subsidiary and otherwise than in connection with the borrowing of money arranged after such corporation became a Wholly-Owned Domestic Manufacturing Subsidiary, (c) Liens on property (including shares of stock or Debt of a Wholly-Owned Domestic Manufacturing Subsidiary) existing at the time of acquisition and certain purchase money or similar liens, (d) Liens to secure certain exploration, drilling, development, operation, construction, alteration, repair or improvement costs, (e) Liens securing Debt owing by a Subsidiary to the Company or to a Wholly-Owned Domestic Manufacturing Subsidiary, (f) certain Liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money, (g) Liens in connection with government contracts, including the assignment of moneys due or to become due thereon, (h) materialmen's, carriers', mechanics', workmen's, repairmen's or other like liens which are not overdue or which are being contested in good faith in appropriate proceedings and (i) extensions, substitutions, replacements or renewals of the foregoing. Production payments and other financial arrangements with regard to oil, gas and mineral properties are not deemed to involve Liens securing Debt (Section 1008).

SALES AND LEASEBACKS

  So long as any Debt Securities are Outstanding under the Indenture, the Company will not, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, enter into any sale and leaseback transaction (except a lease for a temporary period not exceeding three years and except leases with the Company or another Wholly-Owned Domestic Manufacturing Subsidiary) after the date of the first issuance by the Company of securities issued pursuant to the Indenture, covering any Principal Property, which was or is owned or leased by the Company or a Wholly-Owned Domestic Manufacturing Subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation thereof, unless (a) the Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect thereto and all other sale and leaseback transactions entered into after the date of the first issuance by the Company of securities issued pursuant to the Indenture (other than such sale and leaseback transactions as are permitted as described in clause (b) of this paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the Indenture Securities, would not exceed 10% of the Consolidated Net Tangible Assets, or (b) an amount equal to the greater of the net proceeds of such sale or transfer or the fair market value of such Principal Property (as determined by the Company) is applied within 120 days to the voluntary retirement of the Indenture Securities or other indebtedness of the Company (other than indebtedness subordinated to the Indenture Securities) or indebtedness of a Wholly-Owned Domestic Manufacturing Subsidiary, for money borrowed, maturing more than 12 months after such application (Section 1009).

DEFINITIONS

  "Attributable Debt" means, as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee and excluding amounts on account of maintenance and repairs, services, taxes and similar charges, and contingent rents), discounted from the respective due dates thereof to such date of determination at the rate of fifteen percent (15%) per annum, compounded monthly (Section 101).

  "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles (Section 101).

  "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (Section 1008).

  "Liens" means pledges, mortgages, liens, encumbrances and other security interests (Section 1008).

  "Principal Property" means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures constituting a part thereof, owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (i) which is financed by Industrial Development Bonds or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole (Section 101).

  "Subsidiary" means any corporation of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock (Section 101).

  "Wholly-Owned Domestic Manufacturing Subsidiary" means any Subsidiary of which, at the time of determination, all of the outstanding capital stock (other than directors' qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in manufacturing, except a Subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or (b) which is engaged primarily in the finance business including, without limitation thereto, financing the operations of, or the purchase of products which are products of or incorporate products of, the Company and/or its Subsidiaries or (c) which is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing (Section 101).

RESTRICTION ON MERGER AND SALES OF ASSETS

  The Company may not consolidate with or merge into any other corporation, or convey, lease or transfer its properties and assets substantially as an entirety to any Person, unless each of the following conditions is satisfied:

    (i) Immediately thereafter, no Event of Default (or event which with notice or lapse of time, or both, would be such) with respect to the Indenture Securities shall have happened and be continuing,

    (ii) The corporation formed by such consolidation or into which the Company is merged or the Person which shall have received the transfer or lease of such properties and assets shall assume the Company's obligation for the due and punctual payment of the principal of (and premium, if any) and interest (including all Additional Amounts, if any, payable as contemplated by Section 1010 of the Indenture) on the Indenture Securities and the performance and observance of every covenant to be performed by the Company under the Indenture, and shall be organized under the laws of the United States of America, one of the States thereof or the District of Columbia,

    (iii) If any Principal Property of the Company or of any Wholly-Owned Domestic Manufacturing Subsidiary, or any shares of stock or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary, would thereupon become subject to any Lien, the Indenture Securities Outstanding shall be secured, as to such Principal Property, shares of stock or Debt, equally and ratably with (or prior to) the Debt which upon such transaction would become secured by such Lien unless the Company or such Wholly-Owned Domestic Manufacturing Subsidiary could create such Lien under the Indenture without equally and ratably securing the Indenture Securities, and

    (iv) The Company has delivered to the Trustee an Officer's Certificate and Opinion of Counsel, each stating that the transaction complies with these conditions (Sections 801 and 803).

  For the purpose of providing the equal and ratable security referred to in clause (iii) above, the outstanding principal amount of Original Issue Discount Securities and Indexed Securities will mean that amount which would at the time of making such effective provision be due and payable pursuant to
Section 502 of the Indenture and the terms of such Original Issue Discount Securities and Indexed Securities upon an acceleration thereof (see "Events of Default"), and the extent of such equal and ratable security shall be adjusted, to the extent permitted by law, as and when said amount changes over time pursuant to the terms of such Original Issue Discount Securities and Indexed Securities (Sections 502 and 803).

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph, the Company would be discharged from all obligations and covenants under the Indenture and the Indenture Securities, and could be dissolved and liquidated (Section 802).

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that, if the provisions of Article Fourteen are made applicable (without modification) to the Debt Securities of or within any series and any related coupons pursuant to Section 301 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities and any related coupons under Sections 1008 and 1009 of the Indenture (being the restrictions described under "Liens" and "Sales and Leasebacks," respectively) or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust, an amount, in such currency, currencies or currency unit in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, and/or Government Obligations applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the currency or currency unit in which such Debt Securities are then specified as payable at Stated Maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. If, but only if, so specified in the applicable Prospectus Supplement, such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after April 1, 1990. Unless otherwise specified in the applicable Prospectus Supplement, "Government Obligations" means securities which are (i) direct obligations of the government which issued the currency in which such Debt Securities are payable or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the government which issued the currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of such government payable in such currency and are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation evidenced by such depository receipt (Section 101 and Article Fourteen).

  Unless otherwise provided in the Prospectus Supplement, if, after the Company has deposited funds and/or Government Obligations to effect "defeasance" with respect to any Debt Securities, (a) the Holder of such a Debt Security is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a currency or currency unit other than that in which such deposit has been made in respect of such Debt Security, or
(b) the currency or currency unit in which such deposit has been made in respect of such Debt Security ceases to be used by its government of issuance, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any, on), and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting (from time to time in the case of such an election) the amount so deposited in respect of such Debt Security into the currency or currency unit in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate (as defined in the Prospectus Supplement relating to such Debt Security) for such currency or currency unit in effect on the second Business Day prior to each payment date, except that in the event of a cessation of usage which results in current exchange rates no longer being available, such conversion shall be based on the applicable Market Exchange Rate, for such currency or currency unit (as nearly as possible) in effect at the time of such cessation (Section 1405). Unless otherwise provided in the Prospectus Supplement, all payments of principal of (and premium, if any, on), and interest, if any, on any Debt Security that is payable in a foreign currency or currency unit that ceases to be used by its government of issuance shall be made in U.S. dollars (Section
312).

  In the event the Company effects "covenant defeasance" with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (c) under "Events of Default" with respect to Sections 1008 and 1009 of the Indenture (which Sections would no longer be applicable to such Debt Securities or any related coupons) or described in clause (c) or (e) under "Events of Default" with respect to any other covenant with respect to which there has been defeasance, the amount in such currency, currencies or currency unit in which such Debt Securities and any related coupons are payable, and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of Outstanding Indenture Securities which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Indenture Security affected thereby, among other things: (a) change the Stated Maturity of principal of, or any installment of interest (or premium, if any) on, or change the obligation of the Company to pay any Additional Amounts as contemplated by Section 1010 of the Indenture on, any such security; (b) reduce the principal amount of, or the rate of interest on, or any premium payable on redemption of, such security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy; (c) change the Place of Payment where, or the coin, currency, currencies, currency unit or composite currency in which payment of principal, premium, if any, or interest on any such security is payable; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such security; (e) reduce the above stated percentage of Holders of Indenture Securities necessary to modify or amend the Indenture or to consent to any waiver thereunder; or (f) modify the foregoing requirements (Section 902).

  The Holders of at least a majority in aggregate principal amount of Outstanding Indenture Securities may, on behalf of all Holders of Outstanding Indenture Securities, waive compliance by the Company with the restrictions described herein under "Liens" and "Sales and Leasebacks" and certain restrictions described under "Restriction on Merger and Sales of Assets" and compliance with certain other covenants of the Company contained in the Indenture (Section 1011).

  The Indenture contains provisions for convening meetings of the Holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Indenture Securities of such series Outstanding, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent which must be given by the Holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Indenture Securities of that series; provided, however, that any resolution with respect to any consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Indenture Securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present only by the affirmative vote of such specified percentage in principal amount of the Indenture Securities of that series; and provided further that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Indenture Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Indenture Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Indenture Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Indenture Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Indenture Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Indenture Securities of a series, the persons holding or representing such specified percentage in principal amount of the Indenture Securities of such series will constitute a quorum (Section 1504).

EVENTS OF DEFAULT

  The Indenture defines an "Event of Default" with respect to any series of Indenture Securities as being any one of the following events: (a) default in the payment of any interest upon any Indenture Security of such series and any related coupon when due, continued for 30 days; (b) default in the payment of the principal of (or premium, if any, on) an Indenture Security of such series at its Maturity; (c) default in the performance of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Indenture Securities other than such series or a covenant default in the performance of which would be covered by clause (e) below), continued for 60 days after written notice as provided in the Indenture; (d) certain events in bankruptcy, insolvency or reorganization; and (e) any other Event of Default provided with respect to Indenture

Securities of such series. No Event of Default provided with respect to a particular series of Indenture Securities (except as to events described in (c) and (d)) necessarily constitutes an Event of Default with respect to any other series of Indenture Securities (Section 501).

  If an Event of Default described in clause (a), (b) or (e) above with respect to Indenture Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Indenture Securities of that series may declare the principal amount (or, if the Indenture Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Indenture Securities of that series to be due and payable immediately. If an Event of Default described in clause (c) or (d) above occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of all the Indenture Securities then Outstanding may declare the principal amount (or, if any such Indenture Securities are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Outstanding Indenture Securities to be due and payable immediately. However, at any time after such a declaration of acceleration with respect to Outstanding Indenture Securities of such series (or of all Outstanding Indenture Securities, as the case may be) has been made, but before a judgment or decree for payment of the money has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of Outstanding Indenture Securities of such series (or of all Outstanding Indenture Securities, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof), with respect to Outstanding Indenture Securities of such series (or of all Outstanding Indenture Securities, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Indenture Securities of a series (or of all Outstanding Indenture Securities, as the case may be) may, subject to certain limitations, waive any past default and its consequences (Section
513). Reference is made to the Prospectus Supplement relating to any series of Debt Securities which are Original Issue Discount Securities or Indexed Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities or Indexed Securities upon the occurrence of an Event of Default and the continuation thereof.

  In case an Event of Default with respect to the Indenture Securities of a series has occurred and is continuing, the Trustee shall be obligated to exercise such of the rights and powers vested in it by the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs (Section 601).

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee and certain limitations contained in the Indenture, the Holders of a majority in principal amount of the Outstanding Indenture Securities of a series (or of all Outstanding Indenture Securities, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee (Section 512).

  The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture (Section 1004).

GOVERNING LAW

  The Indenture and the Debt Securities will be governed and construed in accordance with the law of the State of New York.

TRUSTEE

  The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

LISTING

  Unless otherwise provided in the applicable Prospectus Supplement or any pricing supplement to such Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

FOREIGN CURRENCY RISKS

  Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and possible illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved. These risks will be more fully described in the Prospectus Supplement relating thereto.

                         DESCRIPTION OF DEBT WARRANTS

  The Company may issue, together with Debt Securities, Currency Warrants or Stock-Index Warrants, or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under debt warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Company and one or more banks or trust companies, as debt warrant agent (each a "Debt Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Debt Warrants being offered thereby. A form of Debt Warrant Agreement, including a form of debt warrant certificate representing the Debt Warrants (a "Debt Warrant Certificate"), reflecting the alternative provisions that may be included in the Debt Warrant Agreements to be entered into with respect to particular offerings of Debt Warrants, is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following description of the Debt Warrant Agreements and the Debt Warrant Certificates and summaries of certain provisions of the Debt Warrant Agreements and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Debt Warrant Agreements and the Debt Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Debt Warrant Agreement are referred to, such sections or defined terms are incorporated herein by reference.

  The particular terms of each issue of Debt Warrants, as well as any modifications or additions to the general terms of the Debt Warrant Agreement or Debt Warrant Certificate which may be applicable in the case of such Debt Warrants, will be described in the Prospectus Supplement relating to such Debt Warrants. Accordingly, for a description of the terms of a particular issue of Debt Warrants, reference must be made both to the Prospectus Supplement relating thereto and to the following description.

GENERAL

  The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the initial offering price; (2) the currency or currency unit in which the price for such Debt Warrants is payable; (3) the title, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (4) the title and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (5) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (6) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (7) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (8) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; (9) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and (10) any other terms of the Debt Warrants.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.01). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the Indenture (Section 4.01).

EXERCISE OF DEBT WARRANTS

  Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder of Debt Warrants to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Sections 2.01 and 2.03). Debt Warrants may be exercised at any time up to the close of business on the Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Debt Warrants will become void (Section 2.02).

  Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.03).

MODIFICATIONS

  The Debt Warrant Agreement may be amended by the Company and the Debt Warrant Agent, without the consent of the holder of any Debt Warrant Certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or making such provisions in regard to matters or questions arising under the Debt Warrant Agreement as the Company may deem necessary or desirable; provided that such action shall not adversely affect the interest of the holders of Debt Warrant Certificates in any material respect (Section 6.03). The Company and the Debt Warrant Agent also may modify or amend the Debt Warrant Agreement and the terms of the Debt Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Debt Warrants affected, provided that no such modification or amendment that increases the exercise price, shortens the period of time during which the Debt Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the Debt Warrants or reduces the number of Debt Warrants the consent of whose owners is required for modification or amendment of the Debt Warrant Agreement or the terms of the Debt Warrants may be made without the consent of the owners affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

  Under the Debt Warrant Agreement, the Company may, to the extent permitted in the Indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, the successor or assuming corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Debt Warrant Agreement and in the Debt Warrants as the Company. The Company shall thereupon be relieved of any further obligation under the Debt Warrant Agreement or under the Debt Warrants (Sections 6.01 and 6.02).

ENFORCEABILITY OF RIGHTS; GOVERNING LAW

  The Debt Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of Debt Warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a Debt Warrant Certificate or any owner of a beneficial interest in Debt Warrants (Section 5.02). Such holders, without the consent of the Debt Warrant Agent, the Trustee, the holder of any Debt Securities issued upon exercise of Debt Warrants or the holder of any other Debt Warrant Certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, their rights to exercise Debt Warrants evidenced by their Debt Warrant Certificates (Section 4.02). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Debt Warrants and the applicable Debt Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.07).

                       DESCRIPTION OF CURRENCY WARRANTS

  The Company may issue, together with Debt Securities, Debt Warrants or Stock-Index Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value (as hereinafter defined) in U.S. dollars of the right to sell a specified foreign currency or currency unit or units (a "Base Currency") for a specified amount of U.S. dollars, (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a Base Currency for a specified amount of U.S. dollars, or (c) in such other form as shall be specified in the related Prospectus Supplement. A Currency Warrant will be settled only in U.S. dollars and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of any currency or currency unit. The Currency Warrants are to be issued under currency warrant agreements (each a "Currency Warrant Agreement") to be entered into between the Company and one or more banks or trust companies, as currency warrant agents (each a "Currency Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Currency Warrants being offered thereby. A form of Currency Warrant Agreement, including a form of currency warrant certificate representing the Currency Warrants (a "Currency Warrant Certificate"), is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following description of the Currency Warrant Agreements and the Currency Warrant Certificates and summaries of certain provisions of the Currency Warrant Agreements and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Currency Warrant Agreements and the Currency Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Currency Warrant Agreement are referred to, such sections or defined terms are incorporated herein by reference.

  The particular terms of each issue of Currency Warrants, as well as any modifications or additions to the general terms of the Currency Warrant Agreement or Currency Warrant Certificate which may be applicable in the case of such Currency Warrants, will be described in the Prospectus Supplement relating to such Currency Warrants. Accordingly, for a description of the terms of a particular issue of Currency Warrants, reference must be made both to the Prospectus Supplement relating thereto and to the following description.

GENERAL

  The Prospectus Supplement will describe the terms of Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the aggregate amount of such Currency Warrants; (2) the initial offering price; (3) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants, or otherwise; (4) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant; (5) the procedures and conditions relating to the exercise of such Currency Warrants; (6) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (7) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (8) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (9) the identity of the Currency Warrant Agent; (10) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (11) any other terms of the Currency Warrants.

  If the Currency Warrants are to be offered either in the form of Currency Put Warrants or Currency Call Warrants, an owner will receive a cash payment upon exercise only if the Currency Warrants have a Cash Settlement Value in excess of zero at that time. The spot exchange rate of the applicable Base Currency, as compared to the U.S. dollar upon exercise, will determine, together with the "Strike Price", whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration. The "Strike Price" for a Currency Warrant will be the amount of the Base Currency that the holder has the right to sell, in the case of a Currency Put Warrant, or purchase, in the case of a Currency Call Warrant, in exchange for one U.S. dollar. The Currency Warrants are expected to be "out-of-the-money" (i.e., the Cash Settlement Value will be zero) when initially sold and will be "in-the-money" (i.e., their Cash Settlement Value will exceed zero) if, in the case of Currency Put Warrants, the Base Currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the Strike Price or, in the case of Currency Call Warrants, the Base Currency appreciates against the U.S. dollar to the extent one U.S. dollar is worth less than the Strike Price. "Cash Settlement Value" on an Exercise Date (as such term will be defined in the related Prospectus Supplement) is an amount which is the greater of (i) zero and (ii) the amount computed, in the case of Currency Put Warrants, by subtracting from a constant, e.g., 50, or in the case of Currency Call Warrants, by subtracting such constant from, an amount equal to such a constant multiplied by a fraction, the numerator of which is the Strike Price and the denominator of which is the spot exchange rate of the Base Currency for U.S. dollars on the Exercise Date (the "Spot Rate").

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Currency Warrants will be issued in book-entry form and represented by a single global Currency Warrant Certificate, registered in the name of a depository or its nominees. The depository, or its nominee, will be considered the owner or holder of the Currency Warrants for all purposes under the

Currency Warrant Agreement. Owners of beneficial interests in the global Currency Warrant Certificate will generally not be entitled to receive physical delivery of definitive certificates representing Currency Warrants. A beneficial owner's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such beneficial owner's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depository in the name of such brokerage firm or its agents (Section 1.01). Therefore, beneficial owners of Currency Warrants must rely upon the foregoing procedures to evidence such beneficial owners' ownership of a Currency Warrant. Transfer of beneficial ownership of any Currency Warrant will be effected only through the selling beneficial owner's brokerage firm. Neither the Company nor the Currency Warrant Agent will have any responsibility or liability for any aspect of the records relating to beneficial ownership interests of global Currency Warrant Certificates, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Cash Settlement Value on exercise of a Currency Warrant will be paid by the Currency Warrant Agent to the depository. The depository will be responsible for crediting the amount of such payments to the accounts of participants or indirect participants in accordance with its standard procedures. Each participant or indirect participant will be responsible for disbursing such payments to the beneficial owners of the Currency Warrants that it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the beneficial owners of the Currency Warrants that it represents.

  If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Currency Warrants in definitive form in exchange for the global Currency Warrant. In addition, the Company may at any time determine not to have the Currency Warrants represented by a global Currency Warrant and, in such event, will issue Currency Warrants in definitive form in exchange for the global Currency Warrant. In either instance, an owner of a beneficial interest in the global Currency Warrant will be entitled to have a number of Currency Warrants equivalent to such beneficial interest registered in its name and will be entitled to physical delivery of such Currency Warrants in definitive form.

EXERCISE OF CURRENCY WARRANTS

  Except as may otherwise be provided in the Prospectus Supplement relating thereto, each Currency Warrant will entitle the owner to the Currency Warrant Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will further be defined in the Prospectus Supplement relating thereto (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the fifth business day preceding the Currency Warrant Expiration Date, Currency Warrants will be deemed automatically exercised on the Currency Warrant Expiration Date (Section 2.03). Currency Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants will be set out in the applicable Prospectus Supplement.

LISTING

  Unless otherwise provided in the relevant Prospectus Supplement, each issue of Currency Warrants will be listed on a national securities exchange as specified in the Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, the Currency Warrants shall not have been listed on another national securities exchange, Currency Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.03). The Currency Warrant Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. The Company will notify holders of

Currency Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Currency Warrant Agreement will contain a covenant of the Company not to seek delisting of the Currency Warrants from, or permanent suspension of their trading on, such exchange (Section 2.04).

MODIFICATIONS

  The Currency Warrant Agreement and the terms of the Currency Warrants may be amended by the Company and the Currency Warrant Agent, without the consent of the Owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the Owners (Section 6.01).

  The Company and the Currency Warrant Agent also may modify or amend the Currency Warrant Agreement and the terms of the Currency Warrants with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Currency Warrants affected, provided that no such modification or amendment that increases the Strike Price in the case of a Currency Put Warrant, decreases the Strike Price in the case of a Currency Call Warrant, shortens the period of time during which the Currency Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the Owners of the Currency Warrants or reduces the number of outstanding Currency Warrants the consent of whose Owners is required for modification or amendment of the Currency Warrant Agreement or the terms of the Currency Warrants may be made without the consent of the Owners affected thereby (Section 6.01).

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

  If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, then in any such event the successor or assuming corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Currency Warrant Agreement and in the Currency Warrants as the Company. The Company shall thereupon be relieved of any further obligation under the Currency Warrant Agreement or under the Currency Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 3.02).

ENFORCEABILITY OF RIGHTS BY OWNERS; GOVERNING LAW

  The Currency Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of Currency Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in Currency Warrants or with the registered holder thereof (Section 5.02). The Currency Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its obligations under the Currency Warrant Agreement or Currency Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon the Company (Section 5.02). Owners may, without the consent of the Currency Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their Currency Warrants (Section 3.01). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Currency Warrants and the applicable Currency Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

FEDERAL INCOME TAX CONSIDERATIONS

  A summary of the material U.S. federal income tax consequences to U.S. persons investing in the Currency Warrants will be set forth in the applicable Prospectus Supplement.

RISK FACTORS RELATING TO THE CURRENCY WARRANTS

  The Currency Warrants may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls, possible illiquidity in the secondary market and the risk that the Currency Warrants will expire worthless. These risks will vary depending on the particular terms of the Currency Warrants and will be more fully described in the applicable Prospectus Supplement.

                      DESCRIPTION OF STOCK-INDEX WARRANTS

  The Company may issue, together with Debt Securities, Debt Warrants or Currency Warrants or, separately, Stock-Index Warrants (a) in the form of Stock-Index Put Warrants, entitling the owners thereof to receive from the Company the Stock-Index Cash Settlement Value (as described in the applicable Prospectus Supplement) in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the Exercise Price exceeds the Index Value at the time of exercise and (b) in the form of Stock-Index Call Warrants, entitling the owners thereof to receive from the Company the Stock-Index Cash Settlement Value in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Exercise Price. The Prospectus Supplement for an issue of Stock-Index Warrants will set forth the formula pursuant to which the Stock-Index Cash Settlement Value will be determined, including any multipliers, if applicable. In addition, if so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event (as defined therein), the Stock-Index Cash Settlement Value may be determined on a different basis than under normal exercise of a Stock-Index Warrant. Unless otherwise indicated in the Prospectus Supplement, a Stock-Index Warrant will be settled only in cash in U.S. dollars (the only permissible method of settlement under exchange rules currently approved by the Commission). Accordingly, a Stock-Index Warrant will not require or entitle an owner to sell, deliver, purchase or take delivery of any shares of any underlying stock or any other securities. The owners will not be entitled to any of the rights of the holders of any underlying stock. The Stock-Index Warrants are to be issued under stock-index warrant agreements (each a "Stock-Index Warrant Agreement") to be entered into between the Company and one or more banks or trust companies, as stock-index warrant agents (each a "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Stock-Index Warrants. A form of Stock-Index Warrant Agreement, including a form of stock-index warrant certificate (a "Stock-Index Warrant Certificate"), is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of the Stock-Index Warrant Agreement and the Stock-Index Warrant Certificate and summaries of certain provisions of the Stock-Index Warrants and the Stock-Index Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Stock-Index Warrants and the Stock-Index Warrant Agreement, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Stock-Index Warrant Agreement are referred to, such sections or defined terms are incorporated herein by reference.

  The particular terms of each issue of Stock-Index Warrants, as well as any modifications or additions to the general terms of the Stock-Index Warrant Agreement or Stock-Index Warrant Certificate which may be applicable in the case of such Stock-Index Warrants, will be described in the Prospectus Supplement relating to such Stock-Index Warrants. Accordingly, for a description of the terms of a particular issue of Stock-Index Warrants, reference must be made both to the Prospectus Supplement relating thereto and to the following description.

GENERAL

  The Prospectus Supplement will describe the terms of Stock-Index Warrants offered thereby, the Stock-Index Warrant Agreement relating to such Stock-Index Warrants and the Stock-Index Warrant Certificate representing such Stock-Index Warrants, including the following: (1) the aggregate amount of such Stock-Index Warrants; (2) the initial offering price of such Stock-Index Warrants; (3) the Stock Index for such Stock-Index Warrants, which may be based on one or more U.S. or foreign stocks or a combination thereof and may be a preexisting U.S. or foreign stock index compiled and published by a third party or an index based on one or more underlying stock or stocks selected by the Company solely in connection with the issuance of such Stock-Index Warrants, and certain information regarding such Stock Index and the underlying stock or stocks; (4) whether such Stock-Index Warrants are puts, calls or otherwise; (5) the date on which the right to exercise such Stock-Index Warrants commences and the date on which such right expires; (6) the manner in which such Stock-Index Warrants may be exercised; (7) the minimum number, if any, of such Stock-Index Warrants exercisable at any one time; (8) the maximum number, if any, of such Stock-Index Warrants that may, subject to the Company's election, be exercised by all owners (or by any person or entity) on any day; (9) any provisions for the automatic exercise of such Stock-Index Warrants other than at expiration; (10) the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of such Stock-Index Warrants if the Stock Index changes or ceases to be made available by its publisher, which determination will be made by an independent expert; (11) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; (12) any provisions permitting a Holder to condition an Exercise Notice on the absence of certain specified changes in the Index Value after the Exercise Date; and (13) any other terms of such Stock-Index Warrants.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Stock-Index Warrants will be issued in book-entry form and represented by a single global Stock-Index Warrant Certificate, registered in the name of a depository or its nominees. The depository or its nominee will be considered the owner or holder of the Stock-Index Warrants for all purposes under the Stock-Index Warrant Agreement. Owners of beneficial interests in the global Stock-Index Warrant Certificate will generally not be entitled to receive physical delivery of definitive certificates representing Stock-Index Warrants. A beneficial owner's ownership of a Stock-Index Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such beneficial owner's account. In turn, the total number of Stock-Index Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depository in the name of such brokerage firm or its agent (Section 1.01). Therefore, beneficial owners of Stock-Index Warrants must rely upon the foregoing procedures to evidence such beneficial owners' ownership of a Stock-Index Warrant. Transfer of beneficial ownership of any Stock-Index Warrant will be effected only through the selling beneficial owner's brokerage firm. Neither the Company nor the Stock-Index Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests of global Stock-Index Warrant Certificates, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Stock-Index Cash Settlement Value will be paid by the Stock-Index Warrant Agent to the depository. The depository will be responsible for crediting the amount of such payments to the accounts of participants or indirect participants in accordance with its standard procedures. Each participant or indirect participant will be responsible for disbursing such payments to the beneficial owners of the Stock-Index Warrants that it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the beneficial owners of the Stock-Index Warrants that it represents.

  If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Stock-Index Warrants in definitive form in exchange for the global Stock-Index Warrant. In addition, the Company may at any time determine not to have the Stock-Index Warrants represented by a global Stock-Index Warrant and, in such event, will issue Stock-Index Warrants in definitive form in exchange for the global Stock-Index Warrant. In either instance, an owner of a beneficial interest in the global Stock-

Index Warrant will be entitled to have a number of Stock-Index Warrants equivalent to such beneficial interest registered in its name and will be entitled to physical delivery of such Stock-Index Warrants in definitive form.

EXERCISE OF STOCK-INDEX WARRANTS

  Except as may otherwise be provided in the Prospectus Supplement relating thereto, each Stock-Index Warrant will entitle the owner to the Stock-Index Cash Settlement Value of such Stock-Index Warrant on the applicable Valuation Date, in each case as such terms will further be defined in the Prospectus Supplement relating thereto (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the Stock-Index Warrant Expiration Date, Stock-Index Warrants will be deemed automatically exercised on the Stock-Index Warrant Expiration Date (Section 2.03). Procedures for exercise of the Stock-Index Warrants will be set out in the applicable Prospectus Supplement.

LISTING

  Unless otherwise provided in the Prospectus Supplement, each issue of Stock-Index Warrants will be listed on a national securities exchange, as specified in the Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Stock-Index Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the Commission in connection with any such listing. In the event that the Stock-Index Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, the Stock-Index Warrants shall not have been listed on another national securities exchange, Stock-Index Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.03). The Stock-Index Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. The Company will notify holders of Stock-Index Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Stock-Index Warrant Agreement will contain a covenant of the Company not to seek delisting of the Stock-Index Warrants from, or permanent suspension of their trading on, such exchange (Section 2.05).

MODIFICATIONS

  The Stock-Index Warrant Agreement and the terms of the Stock-Index Warrants may be amended by the Company and the Stock-Index Warrant Agent, without the consent of the Owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the Owners (Section 6.01).

  The Company and the Stock-Index Warrant Agent also may modify or amend the Stock-Index Warrant Agreement and the terms of the Stock-Index Warrant, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Stock-Index Warrants affected, provided that no such modification or amendment that increases the Exercise Price in the case of a Stock-Index Call Warrant, decreases the Exercise Price in the case of a Stock-Index Put Warrant, shortens the period of time during which the Stock-Index Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the Owners of the Stock-Index Warrants or reduces the number of outstanding Stock-Index Warrants the consent of whose Owners is required for modification or amendment of the Stock-Index Warrant Agreement or the terms of the Stock-Index Warrants may be made without the consent of the Owners affected thereby (Section 6.01).

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

  If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, then in any such event the successor or assuming corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Stock-Index Warrant Agreement and in the Stock-Index Warrants as the Company. The Company shall thereupon be relieved of any further obligation under the Stock-Index Warrant Agreement or under the Stock-Index Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 3.02).

ENFORCEABILITY OF RIGHTS BY OWNERS; GOVERNING LAW

  The Stock-Index Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of Stock-Index Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in Stock-Index Warrants or with the registered holder thereof (Section 5.02). The Stock-Index Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its obligations under the Stock-Index Warrant Agreement or Stock-Index Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon the Company (Section 5.02). Owners may, without the consent of the Stock-Index Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their Stock-Index Warrants (Section 3.01). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Stock-Index Warrants and the applicable Stock-Index Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

FEDERAL INCOME TAX CONSIDERATIONS

  A summary of the material U.S. federal income tax consequences to U.S. persons investing in the Stock-Index Warrants will be set forth in the applicable Prospectus Supplement.

RISK FACTORS RELATING TO THE STOCK-INDEX WARRANTS

  The Stock-Index Warrants may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the applicable Stock Index, possible illiquidity in the secondary market and the risk that the Stock-Index Warrants will expire worthless. These risks will vary depending on the particular terms of the Stock-Index Warrants and will be more fully described in the applicable Prospectus Supplement.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

  If underwriters are used in a sale of any Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating to a particular offering of any Securities, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent involved in the offer or sale of any particular Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such Securities. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement relating to a particular offering of any Securities, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase such Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents and underwriters and their controlling persons may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

                          VALIDITY OF THE SECURITIES

  The validity of the Securities will be passed upon for the Company by Shearman & Sterling, New York, New York and for any underwriters or agents, as the case may be, by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The financial statements incorporated in the Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of United Technologies Corporation for the six-month periods ended June 30, 1998 and 1997, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated July 22, 1998 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
The Company................................................................ S-2
Recent Developments........................................................ S-3
Use of Proceeds............................................................ S-3
Selected Consolidated Financial Data of the Company........................ S-4
Description of the Notes................................................... S-5
Underwriting............................................................... S-7
Validity of the Notes...................................................... S-8
                                   PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Use of Proceeds............................................................   4
Description of Debt Securities.............................................   4
Description of Debt Warrants...............................................  16
Description of Currency Warrants...........................................  18
Description of Stock-Index Warrants........................................  22
Plan of Distribution.......................................................  25
Validity of the Securities.................................................  26
Experts....................................................................  26

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                                  $400,000,000

                             LOGO UNITED
                                  TECHNOLOGIES

                                     % NOTES
                                 DUE     , 2028


                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------



                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY



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